PRELIMINARY COPY
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12
CORNERSTONE REALTY FUND, LLC
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies: Units of limited liability company interest
2)	Aggregate number of securities to which transaction applies: 98,670.27 Units
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
In accordance with Rule 0-11(c)(2), the filing fee was calculated based on the aggregate of the cash and the value of the securities and other property that the Registrant expects to be distributed to its Unitholders.
4)	Proposed maximum aggregate value of transaction: $23,438,000
5)	Total fee paid: $2,721.15
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

March ___, 2011
Dear Cornerstone Realty Fund, LLC Investor:
          On behalf of Cornerstone Realty Fund, LLC (the “Fund”), I would like to take this time to thank you for your on-going investment and provide you an opportunity to vote on a proposal made by our managing member. As discussed in the accompanying consent statement, the managing member is asking you to consent to a plan of liquidation for the Fund. The principal purpose of the plan of liquidation is to maximize investor value by selling our assets, paying our debts and distributing the net proceeds of our liquidation to our investors. You will also be asked to approve a proposal allowing us to adjourn the proposal determination date, if necessary, to permit further solicitations of consents if there are not sufficient votes upon the proposal determination date to approve the plan of liquidation.
          In anticipation of the Fund’s scheduled dissolution date of December 31, 2012, our managing member began the process of evaluating strategic alternatives for winding up the Fund in order to maximize overall returns for our investors. Our managing member initiated the examination at this time, rather than waiting until 2012 because of the inherent uncertainty of the future and our managing member’s view of (i) the current market conditions, (ii) the current increasing costs of corporate compliance (including, without limitation, all federal, state and local regulatory requirements applicable to us, including the Sarbanes-Oxley Act of 2002, as amended), (iii) the possible need to reduce or suspend our distributions and (iv) the other factors discussed in more detail in the consent statement.
          After a thorough analysis, consultation with a real estate broker specializing in multi-tenant industrial real estate in the geographical regions where our properties are located, and a targeted solicitation of bids for a potential sale of our portfolio, our managing member has concluded that a liquidation of the Fund at this time will more likely produce superior returns within a reasonable period of time to our investors than other potential exit strategies reasonably available to us, including waiting until 2012 to complete a liquidation. Therefore, the managing member is recommending a vote FOR the proposal to approve the plan of liquidation.
          We cannot complete the sale of all of our assets or our dissolution pursuant to the terms of the plan of liquidation unless our investors approve that plan. The plan of liquidation will not become effective without the affirmative vote of the holders of at least a majority of the units of our limited liability company interests outstanding and entitled to vote on the plan of liquidation proposal. The attached notice and consent statement explain the proposed plan of liquidation and provide specific information regarding how to vote your units. Please read these materials, including the exhibits, carefully.
     Your vote is very important. Regardless of the number of our units you own, it is very important that your units be represented. ACCORDINGLY, WE URGE YOU TO SUBMIT YOUR CONSENT AS

SOON AS POSSIBLE. You may do this by completing, signing and dating the enclosed consent and returning it to us in the accompanying postage-paid return envelope.
     THANK YOU FOR YOUR ATTENTION TO THIS MATTER AND FOR YOUR CONTINUED SUPPORT OF AND INTEREST IN OUR COMPANY.
          If you have any questions, please feel free to contact us at (949) 852-1007.
Sincerely,
/s/ Terry G. Roussel
Terry G. Roussel
Chief Executive Officer of Cornerstone Ventures, Inc.
Manager of Cornerstone Industrial Properties, LLC
Cornerstone Ventures, Inc. • 1920 Main Street, Suite 400 • Irvine, California 92614
Toll-free (877) 805-3333 • Local (949) 852-1007 • www.CREfunds.com
Securities Offered Through Pacific Cornerstone Capital, Inc. Member FINRA and SIPC
Pacific Cornerstone Capital, Inc. is an affiliate of Cornerstone Ventures, Inc.

Cornerstone Realty Fund, LLC
1920 Main Street, Suite 400
Irvine, California 92614

NOTICE OF CONSENT REQUESTED FROM UNITHOLDERS
WITHOUT A SPECIAL MEETING
AND INTERNET AVAILABILITY OF PROXY MATERIALS

To our Unitholders:
          NOTICE IS HEREBY GIVEN that the managing member of Cornerstone Realty Fund, LLC, a California limited liability company (the “Fund”), is soliciting the written consent and approval from the holders (“Unitholders”) of the Fund’s limited liability company interests (“units”), without the necessity of holding a special meeting of the Unitholders, for the following purposes:
          1. to consider and vote upon a proposal to approve a plan of liquidation of our company pursuant to which we will undertake the following, among other things:
•	dispose of all of our assets (including, without limitation, any assets held by our subsidiaries) in exchange for cash, notes, redemption of equity, or such other assets as may be conveniently liquidated or distributed, which we expect to accomplish within six months after approval of the plan of liquidation;

•	pay or provide for our liabilities and expenses, which may include the purchase of insurance or the establishment of a reserve fund to provide for payment of contingent or unknown liabilities;

•	after the payment of or provision for our liabilities and expenses, distribute the remaining proceeds of the liquidation to you in accordance with the provisions of our operating agreement and the laws of the State of California, as applicable, and take all necessary or advisable actions to wind-up our affairs;

•	if we cannot sell our assets and pay our liabilities within six months after your approval of the plan of liquidation, or if our managing member otherwise determines that it is advisable to do so, we may transfer our remaining assets and liabilities to a liquidating trust and distribute the interests in the liquidating trust to you; and

•	wind-up our operations and dissolve our company, all in accordance with the plan of liquidation attached hereto as Exhibit A ; and
          2. to consider and vote on a proposal to permit the managing member to adjourn the proposal determination date (as defined below), if necessary, to permit further solicitations of consents if there are not sufficient votes upon the proposal determination date to approve proposal 1.
          The managing member recommends a vote FOR each of proposals 1 and 2.
          Your attention is directed to the Consent Statement accompanying this notice which more fully describes the foregoing proposals. The managing member has fixed the close of business on [March 30],

2011 as the record date for determining the Unitholders entitled to vote on the proposals for which consent and approval is being solicited. The Consent Statement is being first mailed to our Unitholders on or about [April 1], 2011.
          The managing member has fixed the close of business on [May 28], 2011 as the date by which consents from Unitholders are to be received by the Fund in order to be voted (which we refer to herein as the “proposal determination date”). Units can be voted only if the Unitholder completes, signs and returns the consent accompanying this notice.
          Your vote is important. Please mark, date, sign and return the enclosed consent and return it in the enclosed envelope as promptly as possible. You may revoke your consent in the manner described in the accompanying Consent Statement at any time before the action authorized by the signed consent form becomes effective.
IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE CONSENT
REQUESTED FROM MEMBERS WITHOUT A SPECIAL MEETING:
This Consent Statement and the form of Consent are also available at: http://www.crefunds.com

Irvine, California	Sincerely,
March 21, 2011
Terry G. Roussel
Chief Executive Officer of Cornerstone Ventures, Inc.,
Manager of Cornerstone Industrial Properties, LLC
Managing Member of Cornerstone Realty Fund, LLC

Cornerstone Realty Fund, LLC
1920 Main Street, Suite 400
Irvine, California 92614
CONSENT STATEMENT
[March 30], 2011
QUESTIONS AND ANSWERS ABOUT THIS SOLICITATION
Q:	Why have I received this consent statement?

A:	This Consent Statement is being furnished to Unitholders of the Fund in connection with the solicitation of written consents by the managing member to approve a plan of liquidation. No meeting will be held in connection with this solicitation of consents from the Unitholders.

Q:	What am I being asked to vote upon?

A:	You are being asked to approve the plan of liquidation and to authorize our managing member to take all actions necessary and advisable to implement the plan of liquidation. You will also be asked to approve a proposal allowing our managing member to adjourn the proposal determination date, if necessary, to permit further solicitations of consents if there are not sufficient votes upon the proposal determination date to approve the plan of liquidation proposal.

Q:	Who can vote?

A:	Only persons who own units of the Fund’s limited liability company interest on the record date are eligible to vote on the proposals. The managing member has fixed the close of business on [March 30], 2011 as the record date for determining the persons entitled to notice of, and to express consent to or dissent from, the proposals described in this consent statement. On the record date [98,607] units, representing 100% of the percentage interests in the Fund, were outstanding and held by [1,311] record holders. Each 1,000 units represent approximately one percent [1.01%] of the outstanding percentage interests. The managing member did not own any units as of [March 30], 2011. Terry G. Roussel, who controls the managing member, owned [five] units as of [March 30], 2011, which represents less than 1% of the units outstanding.

Q:	What happens if I do not vote?

A:	If you do not return a properly executed consent form, it will have the same effect as a vote against the plan of liquidation proposal.

When a consent is properly dated, executed and returned, but includes no specific instructions, the units will be voted “FOR” approval of the plan of liquidation proposal and “FOR” approval of the adjournment proposal.

Q:	Why is this proposal being made?

A:	In anticipation of the Fund’s scheduled dissolution date of December 31, 2012, our managing member has begun the process of evaluating strategic alternatives for winding up the Fund in order to maximize overall returns for our Unitholders. Our managing member initiated the examination at this time, rather than waiting until 2012 because of the inherent uncertainty of the future and our managing member’s view of (i) the current market conditions, (ii) the current increasing costs of corporate compliance (including, without limitation, all federal, state and local regulatory requirements applicable to us, including the Sarbanes-Oxley Act of 2002, as amended), (iii) the possible need to reduce or suspend our distributions, and (iv) the other factors discussed in more detail below. After a thorough analysis and consultation with a real estate broker specializing in multitenant industrial real estate in the geographical regions where our properties are located, our managing member has concluded that a liquidation of the Fund at this time will more likely produce superior returns within a reasonable period of time to our Unitholders than other potential exit strategies reasonably available to us, including waiting until 2012 to complete a liquidation. As a result, you are being asked to authorize a plan of liquidation of the Fund involving the sale of all of the Fund’s properties to an unaffiliated third party.

In reaching its determination, our managing member has considered the following factors, among others:
•	the significant costs of compliance with federal, state and local tax filings and reports under the applicable provisions of the Internal Revenue Code, and the significant costs of complying with reporting obligations under the federal securities laws;

•	our managing member’s review of possible alternatives to a liquidation, including: continuing under our existing business plan; extending our scheduled dissolution date; issuing additional equity; raising additional debt financing; and seeking to dispose of our assets through a merger; following which, our managing member concluded that none of the alternatives considered were reasonably likely to provide greater value to our Unitholders than a liquidation of the Fund’s asset through an asset sale;

•	the aggregate cash liquidating distributions that our managing member estimates that such a liquidation transaction would generate for our Unitholders, and our managing member’s belief that the range of cash liquidating distributions will be fair relative to its assessment of our current and expected future financial condition, earnings, business opportunities, strategies and competitive position and the nature of the market environment in which we operate;

•	the results of a targeted bid process conducted through an unaffiliated real-estate broker to market our properties to likely buyers;

•	the current and expected future illiquidity of units resulting from applicable transfer restrictions that will continue if we continue as a going concern; and

•	that the per unit price to be received by Unitholders in the liquidation would be payable in cash or interests in a liquidating trust (which would distribute any remaining net proceeds of the liquidation in cash), thereby eliminating uncertainties in valuing the consideration to be received by Unitholders.

Our managing member believes that each of these factors generally support its determination. However, the above discussion concerning the information and factors considered is not intended to be exhaustive, but includes material factors considered by our managing member. In view of the variety of factors considered in connection with their evaluation of the plan of liquidation and the proposed liquidation, our managing member did not quantify or otherwise attempt to assign relative weights to the factors it considered.

Q.	What will happen if the plan of liquidation is not approved by our members?

A:	If the plan of liquidation is not approved by our members, our managing member will determine what other reasonably available alternatives to pursue in the best interest of our Fund and our Unitholders, including, without limitation, continuing to manage our assets until December 31, 2012. However, we believe that the other alternatives to the plan of liquidation that were considered are less desirable for us.

Q:	What is the plan of liquidation?

A:	The plan of liquidation authorizes us to undertake an orderly liquidation. In an orderly liquidation, we would sell all of our assets, pay all of our known liabilities, provide for the payment of our unknown or contingent liabilities, distribute our remaining cash to our members, wind-up our operations and dissolve. Upon dissolution, we will cease to exist.

Q:	What are the key provisions of the plan of liquidation?

A:	The plan of liquidation provides, in pertinent part, among other things that:
•	We will be authorized to sell all of our assets (including, without limitation, any assets held by our subsidiaries) in accordance with terms deemed advisable by our managing member in exchange for cash, notes, redemption of equity, or such other assets as may be conveniently liquidated or distributed.

•	We will be authorized to pay or provide for our liabilities and expenses, which may include the purchase of insurance or the establishment of a reserve fund to provide for payment of contingent or unknown liabilities.

•	After the payment of or provision for our liabilities and expenses, we will be authorized to distribute the remaining proceeds of the liquidation to you in accordance with the provisions of our operating agreement and the laws of the State of California, as applicable, and to take all necessary or advisable actions to wind-up our affairs;

•	We expect to accomplish our liquidation within six months after approval of the plan of liquidation. However, if we cannot sell our assets and pay our liabilities within six months after your approval of the plan of liquidation, or if our managing member otherwise determines that it is advisable to do so, we may transfer our remaining assets and liabilities to a liquidating trust and distribute the interests in the liquidating trust to you. The liquidating trust will pay or provide for all of our liabilities and distribute any remaining net proceeds from the sale of its assets to the holders of interests in the liquidating trust. The amounts that you would receive from the liquidating trust are included in our estimates described above of the total amount of cash that you will receive in the liquidation.

•	Once we make our final distribution, all of our outstanding units will be cancelled and we will cease to exist.

•	The managing member or, if a liquidating trust is established, the trustees of the liquidating trust, may modify or amend the plan of liquidation without further action by our Unitholders to the extent permitted under applicable law.
Q:	What alternatives to liquidation have you considered?

A:	We explored the options of:
•	Continuing under the current business plan through our anticipated December 31, 2012 liquidation date;

•	Soliciting our Unitholders to amend our operating agreement to further extend our scheduled dissolution date beyond December 31, 2012;

•	Issuing additional equity or raising additional debt financing to acquire additional properties; or

•	Seeking to dispose of our assets through a merger.
However, after reviewing the issues facing us and the alternatives reasonably available to us at this time, we concluded that pursuing a plan of liquidation was the most desirable alternative available to us at this time.

Q:	Do you have agreements to sell your assets?

A:	As of the date of this proxy, we have completed a targeted bid process to market our properties to likely buyers, however, we have not entered into any binding agreements to sell any of our properties.

Q:	What will I receive in the liquidation?

A:	Based upon the results of the bidding process we have conducted to market our properties to likely buyers, we estimate that you will receive between approximately $224 and $248 in the aggregate in cash for each unit that you own. These amounts do not include the amount of any distributions, if any, that we may pay during the liquidation. We will make these liquidating distributions in one or more payments. You may also receive an interest in a liquidating trust that we may establish as further discussed below. Distributions that you would receive from the liquidating trust, if any, are included in our estimates of the total amount of cash that you will receive in connection with the liquidation.

However, the amount that we expect to distribute to you in the liquidation also depends upon the amount of our liabilities and expenses, our ability to avoid federal income and excise taxes throughout the period of the liquidation process, and the amount we receive from the liquidation of our assets. If our liabilities are greater than we estimate and/or if the proceeds from the sales of our assets are less than we expect, you will receive less than the estimated liquidation payment for each unit that you own. Further, if we establish a reserve fund to pay for liabilities following the liquidation, the timing and amount of your distributions in the liquidation may be adversely impacted.

Q:	When will I receive my liquidating distributions?

A:	We expect to make liquidating distributions to our Unitholders throughout the period of the liquidation process and to make the final liquidating distribution after we sell all of our assets, pay all of our known liabilities and provide for unknown liabilities. We expect to complete these activities within six months after Unitholder approval of the plan of liquidation. If we have not sold all of our assets and paid all of our liabilities within six months after Unitholder approval of the plan of liquidation, or if our managing member otherwise determines that it is advantageous to do so, we may transfer our remaining assets and liabilities to a liquidating trust. We would then distribute interests in the liquidating trust to our Unitholders. If we establish a reserve fund, we may make a final distribution from any funds remaining in the reserve fund after we determine that all of our liabilities have been paid.

The actual amounts and times of the liquidating distributions will be determined by our managing member or, if a liquidating trust is formed, by the trustees of the liquidating trust, in their discretion. If you transfer your units during the liquidation, the right to receive liquidating distributions will transfer with those units.

Q:	What is a liquidating trust?

A:	A liquidating trust is a trust organized for the primary purpose of liquidating and distributing the assets transferred to it. If we form a liquidating trust, we will transfer to our Unitholders beneficial interests in the liquidating trust. These interests will generally not be transferable by you.

Q:	What will happen to my regular distribution?

A:	If our Unitholders approve the plan of liquidation, our Unitholders will continue to receive distributions as provided for in our operating agreement. Unitholders are generally entitled to receive 90% of cash from operations, as defined in the operating agreement, each year until investors receive an 8% cumulative, non-compounded annual return, then 50% of cash from operations. Notwithstanding the foregoing, a 12% cumulative non-compounded annual return applies to specified early investors for the 12-month period subsequent to the date of their capital contributions and is in lieu of the 8% return during that period. Our managing member is entitled to receive the remaining cash from operations. Holders of our units receive 100% of net proceeds from property sales until they have received the return of their capital contributions, then 90% of net proceeds from property sales until they have received an overall 8% non-compounded annual return, taking into account all prior distributions, and thereafter 50% of net proceeds from property sales is paid to the holders of our units and 50% is paid to our managing member. Every payment of distributions will be subject to the availability of cash and the discretion of our managing member.

Q:	What will happen to my units?

A:	If our Unitholders approve the plan of liquidation, all units owned by you will be cancelled at the end of the liquidation process.

Q:	What are the tax consequences of the liquidation?

A:	In general, if the plan of liquidation is approved and we are liquidated, you will realize, for federal income tax purposes, gain or loss equal to the difference between the cash distributed to you from the liquidating distributions and your adjusted tax basis in your units. If we distribute interests in a liquidating trust to you, you would be required to recognize such gain in the taxable year of the distribution of the liquidating trust interests (to the extent that you have not recognized such gain in prior taxable years), although you may not receive the cash necessary to pay the tax on such gain. If you receive cash from the liquidating trust, you may receive such cash after the due date for filing your tax return and paying the tax on such gain. A summary of the possible tax consequences to you begins on page [30] of this consent statement. You should consult your tax managing member as to the tax effect of your particular circumstances.

Q:	What other proposals will be voted on?

A:	In addition to asking you to vote on the plan of liquidation proposal, we are asking you to consider and vote on a proposal to permit our managing member to adjourn proposal determination date, if necessary, to permit further solicitation of consents in the event that there are not sufficient votes present on the proposal determination date to approve the plan of liquidation proposal. We refer to this as the adjournment proposal. The vote for the plan of liquidation proposal are separate from the vote for the adjournment proposal.

Other than the plan of liquidation proposal and the adjournment proposal, we are not asking you to vote on any other matters.

Q:	What are the recommendations of our managing member with respect to the proposals?

A:	Our managing member has determined that a liquidation at this time will be more likely to provide you with a greater return on your investment within a reasonable period of time than you would receive through other alternatives reasonably available. Accordingly, our managing member has determined that the terms of the plan of liquidation are fair to and in your best interests and approves of the sale of all of our assets and our dissolution in accordance with the plan of liquidation, pending your approval. Therefore, our managing member recommends that you vote FOR the plan of liquidation proposal. Our managing member also recommends that you vote FOR the adjournment proposal.

Q:	Did you obtain any opinion of value, or appraisals, regarding the Fund’s assets in connection with the plan of liquidation?

A:	As further described below under “Plan of Liquidation Proposal — Targeted Bid Process”, our managing member engaged CB Richard Ellis (CBRE) to market our assets. The CBRE team has extensive experience in investment sales and especially portfolio transactions. CBRE hand selected top buyers to market the portfolio based on their interest in multi-tenant industrial product type, their interest in the portfolio locations and their current ability to place money. The CBRE team contacted many buyers to gauge their interest and to ensure as many groups were included in the process as possible. Offers were received on February 22, 2011 from seven investors. After discussions with our managing member, CBRE selected six firms to participate in the Best and Final Phase of the offering. Best and final offers were received on March 10, 2011 and our managing member is currently considering these offers with a view to executing a definitive purchase and sale agreement with one or more of the bidders, subject to our Unitholders’ approval of the plan of liquidation proposal.

Q:	Are there any interests in the liquidation that differ from my own

A:	Yes. Our managing member and Terry G. Roussel, who indirectly owns and controls our managing member, have interests in the liquidation that are different from your interests as a Unitholder, including the following:
•	The managing member receives compensation from the Fund pursuant to our operating agreement. The maximum amount of fees that would be due to our managing member for disposing of our property interests based on the estimated sales prices of our properties and the terms of the operating agreement, if you approve the plan of liquidation , would be between approximately $1.1 million and $1.2 million.

•	Terry Roussel owns a total of five units, for which we estimate he will receive distributions of between approximately $1,120 and $1,240 in connection with our liquidation.
Consequently, our managing member and its affiliates are more likely to support the plan of liquidation than might otherwise be the case if they did not expect to receive such payments. For further information regarding these and other interests that differ from your interests please see the section titled “Interests in the Liquidation that Differ from Your Interests.”

Q:	How many affirmative votes are required to approve the proposals?

A:	Approval of the plan of liquidation proposal will require the affirmative vote of the holders of at least a majority of the units then outstanding and entitled to vote thereon. Approval of the adjournment proposal will require the affirmative vote of a majority of all votes cast by the units entitled to vote on the proposal.

Once the Fund has received consents from holders of a majority of the percentage interests represented by outstanding units voting “FOR” the plan of liquidation proposal, the Fund may declare the consent process concluded and be bound by the results of such process.

A Unitholder may abstain with respect to each item, including the plan of liquidation proposal, submitted for Unitholder approval. The effect of abstentions on the result of the vote with respect to a proposal depends upon whether the vote required for that proposal is based upon a proportion of the votes cast (no effect) or a proportion of the votes entitled to be cast (effect of a vote against). To obtain approval of the plan of liquidation proposal, the affirmative vote of the holders of not less than a majority of the shares of common stock issued and outstanding and entitled to vote must be cast in favor of the proposal. An abstention from the vote on that proposal would have the same effect as a vote against the proposal.

Q:	What do I need to do now?

A:	You should complete, date and sign your consent and return it promptly in the enclosed envelope as soon as possible. Unless the plan of liquidation proposal or the adjournment proposal is approved on or before [May 28], 2011, the consent process and the opportunity to vote by returning a consent form will end on that date. The consent statement and consent are also available at http://www.crefunds.com.

No postage is required if your returned consent is mailed within the United States.

Q:	Can I change my vote after I return my consent?

A:	Yes. You have the power to revoke your consent at any time before the action authorized by the signed consent form becomes effective by giving written notice to the managing member or by delivering a later dated, properly executed consent.

Q:	Can the plan of liquidation be abandoned?

A:	Prior to Unitholder approval of the plan of liquidation, the managing member reserves the right to cease its pursuit of the plan of liquidation for any reason, including, without limitation, to pursue any other strategic alternatives that are, or may become, available to us.

Q:	Do I have appraisal rights?

A:	No. Under California law and the Operating Agreement, Unitholders will not be entitled to rights of appraisal with respect to the plan of liquidation. Accordingly, to the extent that you dissent to the proposed plan of liquidation, you will not have the right to have a court judicially determine (and you will not receive) the fair value for your units under the provisions of California law governing appraisal rights.

Q:	Who will bear the costs of soliciting votes for the proposal?

A:	The Fund will bear the cost of soliciting consents, including the preparation, assembly and mailing of the consents and soliciting material, as well as the cost of forwarding the materials to the Unitholders. Directors, officers and regular employees of Cornerstone Ventures, Inc., may, without compensation other than their regular compensation, solicit consents by telephone, facsimile, email, personal conversation or other means of communication. Cornerstone Ventures, Inc. is the manager of the managing member of the Fund. The Fund may reimburse brokerage firms and others for expenses in forwarding consent material to the Unitholders.

Q:	Who can help answer my questions?

A:	Unitholders who have questions about the giving of written consent with respect to action proposed in this Consent Statement or who require assistance or further information may contact the Fund at (877) 805-3333.

INFORMATION REGARDING OUR COMPANY
Our Business
Overview
     Cornerstone Realty Fund, LLC is a California limited liability company (the “Fund”) that was formed in October of 1998 to invest in multi-tenant business parks catering to small business tenants. Our properties are located in major metropolitan areas in the United States and are owned on an all cash basis without debt financing.
     Our managing member is Cornerstone Industrial Properties, LLC (“CIP”), a California limited liability company. CIP is managed by Cornerstone Ventures, Inc. Cornerstone Ventures, Inc. is an experienced real estate operating company specializing in the acquisition, operation and repositioning of multi-tenant industrial business parks.
     On August 7, 2001, we commenced a public offering of units of our membership interest pursuant to a registration statement on Form S-11 filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933. On August 18, 2005, we completed our public offering of these units. As of that date, we had issued 100,000 units to unit holders for gross offering proceeds of $50,000,000, before discounts of $39,780.
Description of Business
     We are a real estate fund that seeks return on our investments through the acquisition, management and sale of multi-tenant industrial business parks. We have purchased and operate a diversified portfolio of six existing leased multi-tenant industrial business parks catering to the small business tenant.
     Our properties are located in major metropolitan areas in the United States. These are geographic areas that have historically demonstrated strong levels of demand for rental space by tenants requiring small industrial buildings. We have properties located in the Los Angeles, Chicago and Phoenix areas.
     We have acquired only completed properties that generate current income from rental operations. Our strategy has been to acquire such properties at prices below what our managing member estimates to be the new development cost of a similar property located within the same competitive geographic area. In stabilized market areas with high tenant demand, a tenant with an expiring lease may not be able to find a competitive space to rent, causing rental rates and property values to rise to the levels necessary to justify the construction of competitive properties. If this occurs, we could experience financial gain as a result of having purchased properties at prices below their new development cost.
Multi-Tenant Business Parks
     Multi-tenant business parks comprise one of the major segments of the commercial real estate market on a nationwide basis. These properties contain a large number of diversified tenants and differ from large warehouse and manufacturing buildings that rely on a single tenant. Multi-tenant business parks are ideal for small businesses that require both office and warehouse space. This combination of office and warehouse space cannot generally be met in other commercial property types. Multi-tenant business park tenants come from a broad spectrum of industries including light manufacturing, assembly, distribution, import/export, general contractors, telecommunications, computer technology, general office/warehouse, wholesale, service, high-tech and other fields. Leasing activity is typically diversified, with smaller-sized tenants. These properties diversify revenue by generating rental income from multiple businesses instead of relying on one or two large tenants.
     The properties we have acquired cater to the small business tenant and have lease terms generally ranging from one to five years. During economic conditions when rental rates are rising rapidly, the short-term leases should allow us to increase rental income at a faster rate than properties with longer-term leases.
     One of the most attractive features of multi-tenant business parks is the ability to adapt to changing market conditions and to meet the diversification needs of small business tenants. A multi-tenant business park is the first home for many small businesses. In good economic times, new businesses are forming and existing businesses are growing. Multi-tenant business parks can accommodate this growth with a tenant’s expansion into multiple units. In difficult economic times such as those currently being experienced, a tenant’s space requirements often contracts, and tenants who previously outgrew their space in a multi-tenant business park may move back. Accordingly multi-tenant industrial park space is in demand in both growing and declining economies.
Investment Strategy
     Cornerstone Ventures, Inc. specializes in and has substantial operating experience investing in and operating multi-tenant business parks, offering in-depth real estate expertise through an experienced team of industry professionals with extensive understanding of industrial real estate.
     Our investment strategy has been to purchase properties in major industrial markets with considerable tenant demand. We acquired properties in areas with strong tenant demand and a large base of existing industrial properties, a high population of small business tenants and substantial competitive barriers to entry.
     Our strategy has involved purchasing multi-tenant business parks at prices below replacement cost. Such opportunities may exist where rental rates at properties configured for the small business tenant are below the levels necessary to justify the development of new projects.
     We regularly conduct portfolio property reviews and, if appropriate, we make determinations to dispose of properties that we do not believe meet our strategic criteria based on economic, market and other circumstances.
     Compared to single-user industrial properties that typically have longer lease terms, the shorter-term multi-tenant business park leases allow for greater opportunities to increase rents and maximize revenue growth in upward trending markets. Our investment strategy has been to purchase and reposition properties and capitalize on shorter lease terms, rising rents, increasing cash flow and capital appreciation.
     Our portfolio is comprised of multi-tenant properties serving the small business tenant in three major metropolitan markets. The highest dollar amount we have invested in any single property is $9.9 million. As of December 31, 2010, we had purchased a total of seven properties for an aggregate investment of approximately $37.5 million. On April 16, 2007, we sold one of our properties to an unaffiliated third party for gross proceeds of $3.2 million. We do not expect to acquire additional properties.
Property Features
     Land: Lot sizes for our properties range from approximately 1.6 to 5.0 acres depending upon the number of buildings and building sizes. Individual buildings contained in any specific property may be located on a single parcel of land or on multiple parcels of land depending upon the configuration and layout of the entire project. Sites are zoned for industrial, commercial and/or office uses depending on local governmental regulations. The location of each property is an important factor in its future value. We have purchased properties in what we considered to be in prime locations.
     Buildings: The buildings comprising our properties are generally rectangular in shape and constructed utilizing concrete tilt up construction methods and in some cases brick and mortar methods. Building sizes range from 30,000 to 86,000 square feet divided into leasable unit sizes ranging from approximately 100 square feet to 20,000 square feet. Generally our buildings include the following features:
•	Functional site plan offering ample tenant parking and good truck and car circulation;

•	Multiple truck doors with ground level and dock high loading;

•	Ceiling clear heights in each tenant space from 14 feet to 24 feet;

•	Attractive front entry and visibility with a location for tenant’s address and sign;

•	Quality office improvements including private offices, restrooms and reception area;

•	Minimum of 100 amps of electrical service;

•	Heating, ventilating and air conditioning systems for the office area; and

•	Fire sprinklers where required by local governmental agencies.
Property Selection
     The experienced staff of our managing member were responsible for the selection and evaluation of properties that we acquired. The acquisition process was performed by our managing member with no acquisition fees payable by us to our managing member. All property acquisitions were evaluated by our managing member based upon its experience in the area of multi-tenant business parks and our investment objectives and supported by appraisals prepared by a competent independent appraiser.
The Asset Management Function
     Asset management includes preparation, implementation, supervision and monitoring of a business plan specifically designed for each property. Our managing member performs the following asset management services for us:

•	Creates and implements an individualized plan for enhancing the profitability and value of each property;

•	Supervises the day-to-day operations of property managers assigned to each property;

•	Selects and supervises the on-going marketing efforts of leasing agents responsible for marketing the property to prospective tenants;

•	Coordinates semi-annual rental surveys of competitive projects in the local geographic area — this function is designed to maintain the property at the highest possible rental rates allowable in the market where the property is located;

•	Approves lease terms negotiated by leasing agents with new tenants and tenants renewing their leases — this includes making sure that lease rates being attained are in line with market conditions as well as in line with the then current operating plan for the property;

•	Reviews and approves any capital improvements necessary at the property, including tenant improvements necessary to lease space;

•	Reviews monthly financial reports prepared by property managers with a focus on improving the cost efficiency of operating the property;

•	Prepares annual property operating budgets for review and approval by senior management; and

•	Prepares regular updates regarding operations of the property as compared to budget estimates.
     Although most real estate operating companies charge a separate fee for asset management services, our managing member does not charge us a separate fee for such services. However, our managing member is entitled to receive an incentive share of our net cash flows from operations, as described under Item 13. “Certain Relationships and Related Transactions,” of our annual report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference into this consent statement.
Property Management Services
Our managing member is responsible for providing or obtaining property management services for our properties and is responsible for overseeing all day-to-day operations for each property, including the following:
•	Invoice tenants for monthly rent;

•	Collect rents;

•	Pay property level operating expenses;

•	Solicit bids from vendors for monthly contract services;

•	Provide property level financial reports on a monthly basis;

•	Review and comment on annual property operating budgets;

•	On-going assessment of potential risks or hazards at the property;

•	Clean up and prepare vacant units to be leased;

•	Supervise tenant improvement construction;

•	Supervise tenant and owner compliance with lease terms;

•	Supervise tenant compliance with insurance requirements;

•	Periodically inspect tenant spaces for lease compliance; and

•	Respond to tenant inquiries.
     Due to the short-term nature of the tenant leases, as well as the large number of small business tenants at each property, multi-tenant business parks are management intensive. For this reason, property management fees for multi-tenant industrial properties are generally higher than property management fees for other types of commercial real estate. Our managing member believes that a very high level of property management service and strict property maintenance standards maximizes the value of each property. Our managing member may subcontract property management services with either an affiliate or third party property management organization. Currently, our properties are managed under subcontracts with CB Richard Ellis, Inc., Essex Realty Management, Inc. and Corporate Facility Services Inc. none of which are affiliated with us or with our managing member.
Government Regulations
     The properties we own are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. Federal laws such as the National Environmental Policy Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act, the Federal Clean Air Act, the Toxic Substances Control Act, the Emergency Planning and Community Right to Know Act and the Hazard Communication Act govern such matters as wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials and the remediation of contamination associated with disposals. Some of these laws and regulations impose joint and several liabilities on tenants, owners or operators for the costs to investigate or remediate contaminated properties, regardless of fault or whether the acts causing the contamination were legal. Compliance with these laws and any new or more stringent laws or regulations may require us to incur material expenditures. Future laws, ordinances or regulations may impose material environmental liability. In addition, there are various federal, state and local fire, health, life-safety and similar regulations with which we may be required to comply, and which may subject us to liability in the form of fines or damages for noncompliance.
     Our properties may be affected by our tenants’ operations, the existing condition of land when we buy it, operations in the vicinity of our properties, such as the presence of underground storage tanks, or activities of unrelated third parties. The presence of hazardous substances, or the failure to properly remediate these substances, may make it difficult or impossible to sell or rent such property.

Under various federal, state and local environmental laws, ordinances and regulations, a current or previous real property owner or operator may be liable for the cost to remove or remediate hazardous or toxic substances on, under or in such property. These costs could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent us from entering into leases with prospective tenants that may be impacted by such laws. Environmental laws provide for sanctions for noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for release of and exposure to hazardous substances, including asbestos-containing materials into the air. Third parties may seek recovery from real property owners or operators for personal injury or property damage associated with exposure to released hazardous substances. The cost of defending against claims of liability, of complying with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury claims could be substantial.
     We obtained satisfactory Phase I environmental assessments on each property we purchased. A Phase I assessment is an inspection and review of the property, its existing and prior uses, aerial maps and records of government agencies for the purpose of determining the likelihood of environmental contamination. A Phase I assessment includes only non-invasive testing. It is possible that all environmental liabilities were not identified in the Phase I assessments we obtained or that a prior owner, operator or current occupant has created an environmental condition which we do not know about. There can be no assurance that future law, ordinances or regulations will not impose material environmental liability on us or that the current environmental condition of our properties will not be affected by our tenants, or by the condition of land or operations in the vicinity of our properties such as the presence of underground storage tanks or groundwater contamination.
Competition
     We experience competition for tenants from owners and managers of comparable projects which may include our managing member and its affiliates. As a result, we may be required to provide free rent, reduced charges for tenant improvements, and other inducements, all of which may have an adverse impact on our results of operations. At the time we elect to dispose of our properties, we will also be in competition with sellers of similar properties to locate suitable purchasers.
Employees and Resources
     We have no direct employees. Employees of Cornerstone Ventures, Inc., an affiliate of our managing member, perform a full range of real estate services including leasing, property management, accounting, asset management and investor relations for us. Our managing member may also engage consultants to provide these services when our managing member deems this to be in our best interest.
     Our managing member provides us with office space for our operations without charge.

PROPERTIES
          As of March 21, 2011, we owned six properties. We purchased these properties for all cash, without debt financing. The following table presents certain additional information about our properties as of December 31, 2010:

		Gross		Total		Annual Rent
		Leasable	Date	Purchase		per Square
Property	Location	Area (Sq Ft)	Acquired	Price	Annual rent	Foot
Normandie Business Center	Torrance, CA	49,416	09/27/02	$3.9 million	$458,000	$9.27
Arrow Business Center	Irwindale, CA	69,592	12/10/03	$6.0 million	$584,000	$8.39
Paramount Business Center	Paramount, CA	30,157	04/28/05	$3.2 million	$190,000	$6.30
Interstate Commerce Center	Tempe, AZ	83,385	09/30/05	$7.5 million	$605,000	$7.25
Shoemaker Ave	Santa Fe Springs, CA	86,084	06/28/06	$9.9 million	$519,000	$6.03
Zenith Business Center	Chicago, IL	37,990	01/25/05	$5.3 million	$322,000	$8.47
Totals		356,624		$35.8 million

RISK FACTORS
          In addition to general risks and the other information contained in this consent statement, you should carefully consider the following important factors in evaluating the proposal.
RISKS THAT MAY DELAY OR REDUCE OUR LIQUIDATING DISTRIBUTIONS
          We currently estimate that our net proceeds from liquidation will range between approximately $22.0 million and $24.4 million, and you will receive between approximately $224 and $248 per unit in liquidating distributions, which we anticipate paying within six months after Unitholder approval of the plan of liquidation. However, our expectations about the amount of liquidating distributions that we will make and when we will make them are based on many estimates and assumptions, one or more of which may prove to be incorrect. As a result, the actual amount of liquidating distributions we pay to you may be more or less than we estimate in this consent statement. In addition, the liquidating distributions may be paid later than we predict. In addition to the risks that we generally face in our business, factors that could cause actual payments to be later or lower than we expect include, among others, the risks set forth below:
          If we are unable to find buyers for our assets at our expected sales prices, our liquidating distributions may be delayed or reduced.
          As of the date of this consent statement, none of our assets are subject to a binding sale agreement providing for their sale. In calculating our estimated range of liquidating distributions, we assumed that we will be able to find buyers for all of our assets at amounts based on our estimated range of market values for each property. However, we may have overestimated the sales prices that we will ultimately be able to obtain for these assets. For example, in order to find buyers in a timely manner, we may be required to lower our asking price below the low end of our current estimate of the property’s market value. If we are not able to find buyers for these assets in a timely manner or if we have overestimated the sales prices we will receive, our liquidating payments to our Unitholders would be delayed or reduced. Furthermore, the projected liquidating distribution is based upon the managing member’s estimates of the range of market value for each property, but real estate market values are constantly changing and fluctuate with changes in interest rates, supply and demand dynamics, occupancy percentages, lease rates, the availability of suitable buyers, the perceived quality and dependability of income flows from tenancies and a number of other factors, both local and national. The net liquidation proceeds from each property may also be affected by the terms of prepayment or assumption costs associated with debt encumbering each property. In addition, minority ownership matters, transactional fees and expenses, environmental contamination at our properties or unknown liabilities, if any, may adversely impact the net liquidation proceeds from those assets.
          If any of the parties to our future sale agreements default thereunder, or if these sales do not otherwise close, our liquidating distributions may be delayed or reduced.
          If you approve the plan of liquidation, we will seek to enter into binding sale agreements for all of our properties. The consummation of the potential sales for which we will enter into sale agreements in the future will be subject to satisfaction of closing conditions. If any of the transactions contemplated by these future sale agreements do not close because of a buyer default, failure of a closing condition or for any other reason, we will need to locate a new buyer for the assets which we may be unable to do promptly or at prices or on terms that are as favorable as the original sale agreement. We will also incur additional costs involved in locating a new buyer and negotiating a new sale agreement for this asset. These additional costs are not included in our projections. In the event that we incur these additional costs, our liquidating payments to our Unitholders would be delayed or reduced.
          Decreases in property values may reduce the amount that we receive upon a sale of our assets.
          The underlying value of our interests in properties may be reduced by a number of factors that are beyond our control, including, without limitation, the following:
•	adverse changes in economic conditions;

•	the financial performance of our tenants, and the ability of our tenants to satisfy their obligations under their leases;

•	potential major repairs which are not presently contemplated;

•	terminations and renewals of leases by our tenants;

•	changes in interest rates and the availability of financing;

•	competition; and

•	changes in real estate tax rates and other operating expenses.
          Any reduction in the value of our properties would make it more difficult for us to sell our assets for the amounts that we have estimated. Reductions in the amounts that we receive when we sell our assets could decrease or delay the payment of distributions to Unitholders.
          If we are unable to maintain the occupancy rates of currently leased space and lease currently available space, if tenants default under their leases or other obligations to us during the liquidation process or if our cash flow during the liquidation is otherwise less than we expect, our liquidating distributions may be delayed or reduced.
          In calculating our estimated liquidating distributions, we assumed that we would maintain the occupancy rates of currently-leased space, that we would be able to rent certain currently available space and that we would not experience any significant tenant defaults during the liquidation process that were not subsequently cured. Negative trends in one or more of these factors during the liquidation process may adversely affect the resale value of the properties, which would reduce our liquidating distributions. To the extent that we receive less rental income than we expect during the liquidation process, our liquidating distributions will be reduced. We may also decide in the event of a tenant default to restructure the lease, which could require us to substantially reduce the rent payable to us under the lease, or make other modifications that are unfavorable to us.
          If our liquidation costs or unpaid liabilities are greater than we expect, our liquidating distributions may be delayed or reduced.
          Before making the final liquidating distribution, we will need to pay or arrange for the payment of all of our transaction costs in the liquidation, all other costs and all valid claims of our creditors. Our managing member may also decide to acquire one or more insurance policies covering unknown or contingent claims against us, for which we would pay a premium which has not yet been determined. Our managing member may also decide to establish a reserve fund to pay these contingent claims. The amounts of transaction costs in the liquidation are not yet final, so we have used estimates of these costs in calculating the amounts of our projected liquidating distributions. To the extent that we have underestimated these costs in calculating our projections, our actual net liquidation value may be lower than our estimated range. In addition, if the claims of our creditors are greater than we have anticipated or we decide to acquire one or more insurance policies covering unknown or contingent claims against us, our liquidating distributions may be delayed or reduced. Further, if a reserve fund is established, payment of liquidating distributions to our Unitholders may be delayed or reduced.
          If we are unable to retain the managing member until it completes the plan of liquidation, our liquidating distributions might be delayed or reduced.
          Our day-to-day operations are managed by the managing member. The managing member is managed by Cornerstone Ventures, Inc. and is owned by Cornerstone Ventures, Inc. and various investors none of whom have any voting rights or control with respect to the operations of the managing member. We have no employees and the personnel who provide services on our behalf are all employees of Cornerstone Ventures, Inc. We face the risk that we may lose the services of the managing member and consequently our staff members. If we are unable to retain the services of the managing member throughout the period of the liquidation process, we may be unable to complete the plan of liquidation in as expeditious a manner as might otherwise be the case or on terms as favorable to us as the managing member may be able to do so, because of the loss of the managing member’s experience and familiarity with our assets and business. In addition, we would also incur transitional costs if we were either to become self-managed or enter a management relationship with a new managing member.
          You may not receive any profits resulting from the sale of one or more of our properties, or receive such profits in a timely manner, because we may provide financing to the purchaser of such property.
          If you approve the plan of liquidation, you may experience a delay before receiving your share of the net proceeds of such liquidation. In a liquidation, we may sell our properties either subject to or upon the assumption of any then outstanding mortgage debt or, alternatively, may provide financing to purchasers. We do not have any limitations or restrictions on taking such purchase money obligations. To the extent we receive promissory notes or other property in lieu of cash from sales, such proceeds, other than any interest payable on those proceeds, will not be included in net sale proceeds until and to the extent the promissory notes or other property are actually paid, sold, refinanced or otherwise disposed of. We may receive initial down payments in the year of sale in an amount less than the selling price and subsequent payments may be spread over a number of years. In such event, you may experience a delay in the distribution of the net proceeds of a sale until such time as the installment payments are received.
OTHER RISKS OF THE PROPOSALS
          Our entity value may be adversely affected by adoption of the plan of liquidation.
          Once our Unitholders approve the plan of liquidation, we will be committed to winding-up our operations. This may adversely affect the value that a potential acquirer might place on us. It may also preclude other possible courses of action not yet identified by our managing member.

          There can be no assurance that our adoption of the plan of liquidation will result in greater returns to you on your investment within a reasonable period of time than you would receive through other alternatives reasonably available to us at this time.
          If our Unitholders approve the plan of liquidation, you will no longer participate in any future earnings or growth of our assets or benefit from any increases in the value of our assets once such assets are sold. While our managing member believes that a liquidation at this time will be more likely to provide you with a greater return on your investment within a reasonable period of time than you would receive through other alternatives reasonably available to us at this time, such belief relies on certain assumptions and judgments concerning future events. Therefore, it is possible that continuing with the status quo or pursuing one or more of the other alternatives could provide you with a greater return within a reasonable period of time. In that case, we will be foregoing those attractive opportunities if we implement the plan of liquidation. If the plan of liquidation is not approved by you and our other Unitholders, our managing member intends to evaluate our remaining strategic alternatives.
          Our managing member may amend the plan of liquidation even if you approve it.
          Even if you vote to approve the plan of liquidation, our managing member may amend the plan of liquidation without further Unitholder approval, to the extent permitted by California law. Thus, to the extent that California law permits us to do so, we may decide to conduct the liquidation differently than described in this consent statement.
          Our managing member will have the authority to sell our assets under terms less favorable that those assumed for the purpose of estimating our net liquidation value range.
          If our Unitholders approve the plan of liquidation, the managing member will have the authority to sell any and all of our assets on such terms and to such parties as our managing member determines in its sole discretion. Notably, you will have no subsequent opportunity to vote on such matters and will, therefore, have no right to approve or disapprove the terms of such sales.
          Approval of the plan of liquidation may lead to Unitholder litigation which could result in substantial costs and distract our management.
          Historically, extraordinary corporate actions by a company, such as our proposed plan of liquidation, sometimes lead to securities class action lawsuits being filed against that company. We may become involved in this type of litigation as a result of our proposal of the plan of liquidation, which risk may be increased if Unitholders approve the plan of liquidation. As of the date of this consent statement no such lawsuits relative to the plan of liquidation were pending. However, if such a lawsuit is filed against us, the litigation is likely to be expensive and, even if we ultimately prevail, the process will divert management’s attention from implementing the plan of liquidation and otherwise operating our business. If we do not prevail in such a lawsuit, we may be liable for damages. We cannot predict the amount of any such damages, however, if applicable, they may be significant and may reduce our cash available for distribution.

          Our managing member and its affiliates have conflicts of interest that may influence their support of the plan of liquidation and may cause them to manage our liquidation in a manner not solely in the best interests of our Unitholders.
          In considering our managing member’s recommendations that you consent to the plan of liquidation proposal, you should be aware that our managing member and Terry G. Roussel, who indirectly owns and controls our managing member, have interests in the liquidation that are different from your interests as a Unitholder. Some of the conflicts of interest presented by the liquidation are summarized below.
          Our managing member receives compensation from us pursuant to our operating agreement. The maximum amount of fees that would be due to our managing member for disposing of our property interests based on the estimated sales prices of our properties and the terms of the operating agreement if you approve the plan of liquidation, would be between approximately $1.1 million and $1.2 million.
          Terry Roussel owns a total of five units, for which we estimate he will receive distributions of between approximately $1,120 and $1,240 in connection with our liquidation.
          The personnel who provide services on our behalf through our managing member are employed by Cornerstone Ventures, Inc, which is the corporate manager of our managing member. We do not pay any direct compensation to such personnel, instead they are compensated by Cornerstone Ventures, Inc. in part for the services that they provide on our behalf. These personnel will be responsible for implementing the plan of liquidation if it is approved and they will be compensated by Cornerstone Ventures Inc. in connection with providing such services.
          Consequently, our managing member and its affiliates are more likely to support the plan of liquidation than might otherwise be the case if they did not expect to receive such payments. Additionally, because of the above conflicts of interest, our managing member and its affiliates may make decisions or take actions based on factors other than the best interests of our Unitholders throughout the period of the liquidation process.
          Distributing interests in a liquidating trust may cause you to recognize gain prior to the receipt of cash.
          We may elect to contribute our assets and liabilities to a liquidating trust to avoid the costs of operating as a public company. Such a contribution would be treated as a distribution of our assets to our Unitholders, followed by a contribution of the assets to the liquidating trust. As a result, a Unitholder would recognize gain to the extent his share of the cash and the fair market value of any assets received by the liquidating trust was greater than the Unitholder’s basis in his units, notwithstanding that the Unitholder would not contemporaneously receive a distribution of cash or any other assets with which to satisfy the resulting tax liability. See “Material United States Federal Income Tax Consequences — Liquidating Trust” on page [31]. In addition, it is possible that the fair market value of the assets received by the liquidating trust, as estimated for purposes of determining the extent of the Unitholder’s gain at the time interests in the liquidating trust are distributed to the Unitholders, will exceed the cash or fair market value of property received by the liquidating trust on a sale of the assets. In this case, the Unitholder would recognize a loss in a taxable year subsequent to the taxable year in which the gain was recognized, which loss may be limited under the tax code.

          Approval of the plan of liquidation will cause our accounting basis to change, which could require us to write-down our assets.
          Once the Unitholders approve the proposed plan of liquidation or adoption of the plan of liquidation appears imminent, we must change our basis of accounting from the going-concern basis to that of the liquidation basis of accounting.
          In order for our financial statements to be in accordance with generally accepted accounting principles under the liquidation basis of accounting, all of our assets must be stated at their estimated net realizable value, and all of our liabilities must be recorded at the estimated amounts at which the liabilities are expected to be settled. Based on the most recent available information, if the plan of liquidation is adopted, we may make liquidating distributions that exceed the carrying amount of our net assets. However, we cannot assure you what the ultimate amounts of such liquidating distributions will be. Therefore, there is a risk that the liquidation basis of accounting may entail write-downs of certain of our assets to values substantially less than their respective carrying amounts, and may require that certain of our liabilities be increased or certain other liabilities be recorded to reflect the anticipated effects of an orderly liquidation.
          Until we determine that the plan of liquidation is about to be approved, we will continue to use the going-concern basis of accounting. If our Unitholders do not approve the plan of liquidation, we will continue to account for our assets and liabilities under the going-concern basis of accounting. Under the going-concern basis, assets and liabilities are expected to be realized in the normal course of business. However, long-lived assets to be sold or disposed of should be reported at the lower of carrying amount or estimated fair value less cost to sell. For long-lived assets to be held and used, when a change in circumstances occurs, our management must assess whether we can recover the carrying amounts of our long-lived assets. If our management determines that, based on all of the available information, we cannot recover those carrying amounts, an impairment of value of our long-lived assets has occurred and the assets should be written down to their estimated fair value.
          Writing down our assets could make it more difficult to negotiate amendments to our credit agreements or result in defaults under credit agreements that we have entered. In addition, write-downs in our assets could reduce the price that a third party would be willing to pay to acquire your units or our assets.
          Unitholders could be liable to the extent of liquidating distributions received if contingent reserves are insufficient to satisfy our liabilities.
          If we fail to create an adequate contingency reserve for payment of our expenses and liabilities, or if we transfer our assets to a liquidating trust and the contingency reserve and the assets held by the liquidating trust are less than the amount ultimately found payable in respect of expenses and liabilities, each Unitholder could be held liable for the payment to creditors of such Unitholder’s pro rata portion of the excess, limited to the amounts previously received by the Unitholder in distributions from us or the liquidating trust.
          If a court holds at any time that we have failed to make adequate provision for our expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeds the amount available from the contingency reserve and the assets of the liquidating trust, our creditors could seek an injunction to prevent us from making distributions under the plan of liquidation on the grounds that the amounts to be distributed are needed to provide for the payment of our expenses and liabilities. Any such action could delay or substantially diminish the cash distributions to be made to Unitholders and/or holders of beneficial interests of the liquidation trust under the plan of liquidation.
Distributions by us may include a return of capital.
          Distributions payable to Unitholders may include a return of capital as well as a return in excess of capital. Distributions exceeding taxable income will constitute a return of capital for federal income tax purposes to the extent of a Unitholder’s basis. Distributions in excess of tax basis will generally constitute capital gain.
Since our cash flow is not assured, we may not pay distributions in the future.
          Our ability to pay distributions may be adversely affected by the risks described herein. We cannot assure you that we will be able to pay distributions in the future at the same level or at all. We also cannot assure you that the level of our distributions will increase over time.
Our properties face significant competition.
          We face significant competition from other owners, operators and developers of multitenant industrial properties. All or substantially all of our properties face competition from similar properties in the same markets. Such competition may affect our ability to attract and retain tenants and may reduce the rents we are able to charge. These competing properties may have vacancy rates higher than our properties, which may cause their owners to rent space at lower rental rates than those charged by us or to provide greater tenant improvement allowances or other leasing concessions. As a result, we may be required to provide rent concessions, incur charges for tenant improvements and other inducements, or we may not be able to timely lease the space, all of which would adversely impact our results of operations, liquidity and financial condition, which could reduce distributions to our Unitholders. At the time we elect to dispose of one or more of our properties, we will be in competition with sellers of similar properties to locate suitable purchasers, which may result in us receiving lower proceeds from the disposal or result in us not being able to dispose of the property due to the lack of an acceptable return.
We depend upon our tenants to pay rent, and their inability to pay rent may substantially reduce our revenues and cash available for distribution to our Unitholders.
          Our investments in multitenant industrial properties are subject to varying degrees of risk that generally arise from the ownership of real estate. The underlying value of our properties and the ability to make distributions to our Unitholders depend upon the ability of the tenants of our properties to generate enough income in excess of their operating expenses to make their lease payments to us. Changes beyond our control may adversely affect our tenants’ ability to make lease payments and, consequently, would substantially reduce both our income from operations and our ability to make distributions to our Unitholders. These changes include, among others, the following:
•	downturns in national, regional or local economic conditions where our properties are located, which generally will negatively impact the demand for space and rental rates;

•	changes in local market conditions such as an oversupply of multitenant industrial properties, including space available by sublease, or a reduction in demand for multitenant industrial properties, making it more difficult for us to lease space at attractive rental rates or at all;

•	competition from other available multitenant industrial properties, which could cause us to lose current or prospective tenants or cause us to reduce rental rates;

•	the ability to pay for adequate maintenance, insurance, utility, security and other operating costs, including real estate taxes and debt service payments, that are not necessarily reduced when circumstances such as market factors and competition cause a reduction in income from a property; and

•	changes in federal, state or local regulations and controls affecting rents, prices of goods, interest rates, fuel and energy consumption.
          Due to these changes, among others, tenants and lease guarantors, if any, may be unable to make their lease payments. A default by a tenant or the failure of a tenant’s guarantor to fulfill its obligations, or other early termination of a lease could, depending upon the size of the leased premises and our managing member’s ability to successfully find a substitute tenant, have a material adverse effect on our revenues and cash available for distribution to our Unitholders.
Lack of diversification and illiquidity of real estate may make it difficult for us to sell underperforming properties or recover our investment in one or more properties.
          Our business is subject to risks associated with investment solely in real estate. Real estate investments are relatively illiquid. Our ability to vary our portfolio in response to changes in economic and other conditions is limited. We cannot provide assurance that it will be able to dispose of a property when we want or need to. Consequently, the sale price for any property may not recoup or exceed the amount of our investment.
          Lack of geographic diversity may expose us to regional economic downturns that could adversely impact our operations or our ability to recover our investment in one or more properties.
          Our portfolio lacks geographic diversity, as we own all of our properties in only three states: Arizona, California, Illinois. This geographic concentration of properties exposes us to economic downturns in these regions. A recession in any of these states could adversely affect our ability to generate or increase operating revenues, attract new tenants or dispose of properties.
Losses for which we either could not or did not obtain insurance will adversely affect our earnings and we may be unable to comply with insurance requirements contained in mortgage or other agreements due to high insurance costs.
          We endeavor to maintain comprehensive insurance on each of the properties we own, including liability and fire and extended coverage, in amounts sufficient to permit the replacement of the properties in the event of a total loss, subject to applicable deductibles. However, we could still suffer a loss due to the cost to repair any damage to properties that are not insured or are underinsured. There are types of losses, generally of a catastrophic nature, such as losses due to terrorism, wars, earthquakes, floods or acts of God that are either uninsurable or not economically insurable. If such a catastrophic event were to occur, or cause the destruction of one or more of our properties, we could lose both our invested capital and anticipated profits from such property or properties. Additionally, we could default under debt or other agreements if the cost and/or availability of certain types of insurance make it impractical or impossible to comply with covenants relating to the insurance we are required to maintain under such agreements. In such instances, we may be required to self-insure against certain losses or seek other forms of financial assurance. Additionally, inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace a property if it is damaged or destroyed. Under such circumstances, the insurance proceeds received by us might not be adequate to restore our economic position with respect to the affected property.
There is currently no public market for our units. Therefore, it will likely be difficult for you to sell your units and, if you are able to sell your shares, you will likely do so at a substantial discount from the price you paid. Furthermore, your ability to transfer your interests will be further limited if we transfer our remaining assets to a liquidating trust.
          There currently is no public market for our units. Additionally, our operating agreement contains restrictions on the ownership and transfer of our units, and these restrictions may inhibit your ability to sell your units. It may be difficult for you to sell your units promptly or at all. If you are able to sell your units, you may only be able to do so at a substantial discount from the price you paid. Furthermore, If we transfer our remaining assets to a liquidating trust, your interests in the liquidating trust will only be transferable upon your death or by operation of law.
Our past performance is not a predictor of our future results.
          Neither the track record of our managing member in managing us, nor the performance of its affiliates with entities similar to ours shall imply or predict (directly or indirectly) any level of our future performance. Our performance is dependent on future events and is, therefore, inherently uncertain. Past performance cannot be relied upon to predict future events for a variety of factors, including, without limitation, varying business strategies, different local and national economic circumstances, different supply and demand characteristics relevant to buyers and sellers of assets, varying degrees of competition and varying circumstances pertaining to the capital markets.
The absence of arm’s length bargaining may mean that our agreements are not as favorable to our Unitholders as these agreements otherwise would have been.
          Any existing or future agreements between us and the managing member or its affiliates were not and will not be reached through arm’s length negotiations. Thus, such agreements may not solely reflect your interests as a Unitholder. For example, the operating agreement was not the result of arm’s length negotiations. As a result, this agreement may be relatively more favorable to the managing member than to us.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
          This consent statement contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “believe,” “expect,” “might,” “anticipate,” “intend,” “estimate,” “project,” “assume” or other similar expressions.
          Among many other examples, the following statements are examples of the forward-looking statements in this document:
•	all predictions of the amount of liquidating distributions to be received by Unitholders;

•	all statements regarding future dividend rates;

•	all statements regarding how our managing member will interpret and comply with the terms of the plan of liquidation;

•	all statements regarding the timing of asset dispositions and the sales price we will receive for assets; and

•	all statements regarding future cash flows, future business prospects, future revenues, future working capital, the amount of cash reserves to be established in the future, future liquidity, future capital needs, future interest costs, future income or the effects of the liquidation.
          You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known (and unknown) risks, uncertainties and other unpredictable factors, many of which are beyond our control. Many relevant risks are described under the caption “Risk Factors” on page 16 as well as throughout this consent statement and the incorporated documents, and you should consider these important cautionary factors as you read this document.
          Our actual results, performance or achievements may differ materially from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements. Material risks that could cause such a difference are discussed herein under “RISK FACTORS”
          The cautionary statements contained or referred to in this consent statement should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. Except for our ongoing obligations to disclose certain information as required by the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this consent statement or to reflect the occurrence of unanticipated events.

PLAN OF LIQUIDATION PROPOSAL
The Plan of Liquidation
          You are being asked to consider and vote upon a proposal to approve the plan of liquidation attached to this consent statement as Exhibit A. The plan of liquidation provides that we will sell all of our assets (including, without limitation, the assets of our subsidiaries) for cash, notes, redemption of equity, or such other assets as may be conveniently liquidated or distributed. We will liquidate and our subsidiaries, and distribute the net proceeds of such liquidation in accordance with the provisions of our operating agreement and the laws of the State of California. We will use the remaining proceeds from the sales of our assets to pay our known liabilities and provide for our unknown or contingent liabilities. After selling all of our assets, distributing our assets pursuant to our operating agreement, paying all of our known liabilities and expenses, and making reasonable provisions for any unknown or contingent liabilities, we expect to distribute the net proceeds of our liquidation to our Unitholders. We believe that the total amount that we will distribute to our Unitholders after approval of the plan of liquidation will be between approximately $224 and $248 per unit.
          We expect to sell all of our assets during the six-month period following approval by our Unitholders of the plan of liquidation. At that point, we expect to terminate our registration under the Exchange Act, cease filing reports with the Securities and Exchange Commission, or the SEC, and file an a certificate of dissolution with the State of California when appropriate. Furthermore, the plan of liquidation authorizes our managing member to create a reserve fund for the payment of unknown or contingent liabilities. In the event that we cannot dispose of our assets and pay or provide for our liabilities within six months after approval by our Unitholders of the plan of liquidation, or if the managing member otherwise determines that it is advantageous to do so before the end of such six-month period, we may transfer our remaining assets and liabilities to a liquidating trust. If we transfer our assets to a liquidating trust, our Unitholders will receive identical shares of beneficial interest in the liquidating trust. The liquidating trust would be managed by one or more trustees designated by the managing member and would continue the process of selling our assets and paying or providing for payment of our liabilities. Any proceeds from the sale of our assets remaining after payment of our liabilities would be distributed to you and the other holders of shares of beneficial interest in the liquidating trust.
Background of the Plan of Liquidation; Reasons for the Liquidation
          In anticipation of the Fund’s scheduled dissolution date of December 31, 2012, our managing member began the process of evaluating strategic alternatives for winding up the Fund in order to maximize overall returns for our Unitholders. Our managing member initiated the examination at this time, rather than waiting until 2012 because of the inherent uncertainty of the future and our managing member’s view of (i) the current market conditions, (ii) the current increasing costs of corporate compliance (including, without limitation, all federal, state and local regulatory requirements applicable to us, including the Sarbanes-Oxley Act of 2002, as amended), (iii) the possible need to reduce or suspend our distributions and (iv) the other factors discussed in more detail below.
          As a result of factors such as the current market rental rates, the current and expected occupancy at our properties, the size of our portfolio, the costs associated with maintaining our rental properties, including, without limitation, the costs of leasing commissions, tenant inducements (including, without limitation, tenant improvement allowances), and capital improvements at our properties, and the increases in corporate compliance costs discussed elsewhere in this proxy statement, we have been unable to obtain our desired level of income from our properties. Our managing member believes that these decreases in net income have also limited our ability to complete acquisitions, fund growth opportunities and enhance Unitholder value. Furthermore, these factors may ultimately harm our ability to sell our assets at our current expected prices at a future point in time.
          Therefore, after a thorough analysis, consultation with a real estate broker specializing in multitenant industrial real estate in the geographical regions where our properties are located, and a targeted solicitation of bids for a potential sale of our portfolio, our managing member has concluded that a liquidation of the Fund at this time will more likely produce superior returns within a reasonable period of time to our Unitholders than other potential exit strategies reasonably available to us, including waiting until 2012 to complete a liquidation. As a result, our managing member is asking you to authorize a plan of liquidation of the Fund involving the sale of all of the Fund’s properties to an unaffiliated third party.
          In reaching its determination, our managing member has considered the following factors, among others:
•	the significant costs of compliance with federal, state and local tax filings and reports under the applicable provisions of the Internal Revenue Code, and the significant costs of complying with reporting obligations under the federal securities laws;

•	our managing member’s review of possible alternatives to a liquidation, including: continuing under our existing business plan; extending our scheduled dissolution date; issuing additional equity; raising additional debt financing; and seeking to dispose of our assets through a merger; following which, our managing member concluded that none of the alternatives considered were reasonably likely to provide greater value to our Unitholders than a liquidation of the Fund’s asset through an asset sale;

•	the aggregate cash liquidating distributions that our managing member estimates that such a liquidation transaction would generate for our Unitholders, and our managing member’s belief that the range of cash liquidating distributions will be fair relative to its assessment of our current and expected future financial condition, earnings, business opportunities, strategies and competitive position and the nature of the market environment in which we operate;

•	the results of a targeted bid process conducted through an unaffiliated real-estate broker to market our properties to likely buyers;

•	the current and expected future illiquidity of Units resulting from applicable transfer restrictions that will continue if we continue as a going concern; and

•	that the per Unit price to be received by Unitholders in the liquidation would be payable in cash or interests in a liquidating trust (which would distribute any remaining net proceeds of the liquidation in cash), thereby eliminating uncertainties in valuing the consideration to be received by Unitholders.

          Our managing member believes that each of these factors generally support its determination. Our managing member also considered and reviewed potentially negative factors concerning the plan of liquidation, including, without limitation, those listed below:
•	the fact that after the sale of our assets you will no longer participate in any future earnings or growth of our assets or benefit from any increases in the value of our assets;

•	the actual or potential conflicts of interest which our managing member and its affiliates have in connection with the liquidation, including those identified under the headings “Risk Factors” and “Interests in the Liquidation that Differ from Your Interests;”

•	the costs that we will incur in carrying out the liquidation, including significant legal, accounting and financial advisory fees and costs under the operating agreement payable to the managing member;

•	the taxable gain that our Unitholders may recognize, depending on their tax basis in their units, upon the completion of the liquidation.
          The above discussion concerning the information and factors considered is not intended to be exhaustive, but includes material factors considered by our managing member. In view of the variety of factors considered in connection with their evaluation of the plan of liquidation and the proposed liquidation, our managing member did not quantify or otherwise attempt to assign relative weights to the factors it considered.
Chronology of the Process
          The decision of the managing member to seek your approval for the plan of liquidation followed a process in which the managing member reviewed several different options for ways in which we could maximize the value of your investment in us over a reasonable period of time. Our managing member initiated the examination at this time, rather than waiting until the Fund’s scheduled dissolution date of December 31, 2012 because of the inherent uncertainty of the future and our managing member’s view of (i) current market conditions, (ii) the increasing costs of corporate compliance (including, without limitation, all federal, state and local regulatory requirements applicable to us, including the Sarbanes-Oxley Act of 2002, as amended), (iii) the possible need to reduce or suspend our distributions, and (iv) the other factors discussed further below.
          During the fourth quarter of 2010, the managing member evaluated factors driving the performance and value of the Fund’s assets. This process included a review of the Fund’s budget and projected operating results, financial models and market data affecting the Fund’s properties. Key observations noted as a result of this evaluation are outlined below:
•	Budgeted cash flow from operations in 2011 and 2012 is not sufficient to support the current 5% distribution rate. The shortfall would exceed 50% of the a 5% distribution and would be funded by the debt financing obtained late in 2010.

•	The current average rental rate per square foot for many of the Fund’s properties exceeds market averages and approximately 32.6% of the leases representing 34.7% of the annual revenue of the Fund properties expire in 2011.

•	Industry forecasts indicate that the economic downturn that began in late 2008 is not yet resolved. While leading indicators are favorable, growth in occupancy rates significant enough to drive increased rental rates is not projected for 2011 or 2012.

•	General and administrative costs for the Fund amounted to approximately $390,000 for the year ended December 31, 2010, consisting primarily of professional service costs including, audit, tax, transfer agent and legal fees and insurance costs. This amounted to approximately $3.96 per unit. In addition, interest paid on the bank loan obtained in November 2010 is expected to amount to approximately $230,000 or approximately $2.34 per unit in 2011.
          Based on the above, the managing member engaged a leading industrial real estate brokerage firm and solicited offers to purchase the Fund’s portfolio. The portfolio was considered by 19 qualified buyers and offers were received from seven potential buyers. Based on the range of pricing in the offers, the managing member concluded that a current sale of the portfolio and distribution of the net proceeds to unit holders would likely maximize the value of your investment relative to the other alternatives considered. On March 11, 2011, the managing member presented this conclusion at the Fund’s quarterly Financial Oversight Committee meeting which determined that the terms of the plan of liquidation are fair to you and in your best interests and approved the sale of all of our assets and our dissolution in accordance with the terms of the plan of liquidation, pending your approval. The Financial Oversight Committee of managing member also recommended that our Unitholders approve the plan of liquidation proposal.
Targeted Bid Process
          In connection with its analysis of the proposed plan of liquidation, our managing member engaged an independent real estate broker specializing in multitenant industrial real estate in the geographical regions where our properties are located in order to conduct a targeted bid process to market our portfolio of properties to likely buyers.
          On our behalf, our managing member hired CB Richard Ellis (CBRE) to market the assets. The CBRE team hired has extensive experience in investment sales and especially portfolio transactions. CBRE hand selected top buyers to market the portfolio based on their interest in multi-tenant industrial product type, their interest in the portfolio locations and their current ability to place money. The CBRE team contacted many buyers to gauge their interest and to ensure as many qualified groups of buyers were included in the bid process as possible.
          CBRE provided potential bidders with a summary of the parks and building specifications and access to comprehensive due diligence information once the bidders executed confidentiality agreements. In addition to posting the due diligence materials to the CBRE Marketplace, CBRE also sent out buyer update memos to bidders with important updates including bid date information, leasing agents contact information, a historical occupancy chart and capital expense projections. This information was only sent to bidders that signed a confidentiality agreement with the Fund.
          Offers were received on February 22, 2011 from seven investors. CBRE presented the seven offers to our managing member from the following bidders: Birtcher Anderson, TA Associates, JH Properties, Caprock Partners, Pacific, Rexford Industrial and PS Business Parks.

After discussions with our managing member, CBRE selected six firms including Birtcher Anderson, TA Associates, JH Properties, Caprock Partners, Pacific and Rexford Industrial to participate in the Best and Final Phase of the bid process. Westcore Properties expressed interest and requested to be put in the Best and Final Round as well. Best and Final bids were received on March 10, 2011 from Birtcher Anderson, Caprock Partners, JH Properties, Rexford and Pacifica, which are currently under consideration with our managing member with a view to executing a definitive purchase and sale agreement with one or more of the bidders, subject to our Unitholders’ approval of the plan of liquidation proposal.
Recommendations of Our Managing Member
     Our managing member has determined that the sale of all of our assets and our dissolution in accordance with the plan of liquidation are fair to you and in your best interests and recommends that you vote FOR approval of the plan of liquidation proposal.
Interests in the Liquidation That Differ from Your Interests
     In considering our managing member’s recommendations that you consent to the plan of liquidation proposal, you should be aware that our managing member and Terry G. Roussel, who indirectly owns and controls our managing member, have interests in the liquidation that are different from your interests as a Unitholder, including the following:
The managing member receives compensation from the Fund pursuant to our operating agreement.
•	The maximum amount of fees that would be due to our managing member for disposing of our property interests based on the estimated sales prices of our properties and the terms of the operating agreement, if you approve the plan of liquidation , would be between approximately $1.1 million and $1.2 million.

•	Terry Roussel owns a total of five units, for which we estimate he will receive distributions of between approximately $1,120 and $1,240 in connection with our liquidation.

•	The personnel who provide services on our behalf through our managing member are employed by Cornerstone Ventures, Inc, which is the corporate manager of our managing member. We do not pay any direct compensation to such personnel, instead they are compensated by Cornerstone Ventures, Inc. in part for the services that they provide on our behalf. These personnel will be responsible for implementing the plan of liquidation if it is approved and they will be compensated by Cornerstone Ventures Inc. in connection with providing such services.
     Consequently, our managing member and its affiliates are more likely to support the plan of liquidation than might otherwise be the case if they did not expect to receive such payments.
Material United States Federal Income Tax Consequences
     The following discussion summarizes the material U.S. federal income tax considerations that may be relevant to you with regard to the dissolution of the Fund, including establishing the liquidating trust, described in this proxy statement. This discussion is based on current law and is not exhaustive of all possible tax considerations. This summary does not address any state, local or foreign tax considerations nor does it discuss all of the aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or to certain types of owners subject to special treatment under the U.S. federal income tax laws. This discussion is not intended to be, and should not be construed as, tax advice to any of our Unitholders. The tax implications to you of the transactions contemplated herein are based upon your particular circumstances, which may differ from those of other Unitholders. Accordingly, the following discussion may not apply to your particular situation.
YOU ARE STRONGLY ADVISED TO CONSULT WITH YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU FROM YOUR RECEIPT OF DISTRIBUTIONS FROM THE COMPANY IN THE LIQUIDATION.
Liquidation of the Fund
     The distribution of cash by the Fund to its Unitholders and the transfer of cash (and of properties, if not already sold) to a liquidating trust followed by the transfer of the beneficial interests in the liquidating trust to its owners will be treated for federal income tax purposes as a distribution by the Fund of all of its assets (including the assets transferred to the liquidating trust) to its Unitholders in liquidation of the Fund. For federal income tax purposes, the Fund will not recognize gain or loss with respect to the liquidating distributions. The extent of gain or loss reportable by a Unitholder at the time of the liquidating distribution will depend on whether the Fund’s properties have already been sold at the time of such distribution.
     If the Fund’s properties have been sold before a liquidating distribution and the distribution consists entirely of cash, gain will be recognized by a Unitholder to the extent cash distributed exceeds the adjusted basis of such Unitholder’s limited liability company interest immediately before the distribution. In such instance, loss will be recognized to the extent cash distributed is less than the adjusted basis of such Unitholder’s limited liability company interest immediately before the distribution. Any gain or loss recognized by an Unitholder will be treated as gain or loss from the sale or exchange of a capital asset.
     If the Fund’s properties have not all been sold, and such unsold properties are transferred to a liquidating trust, gain will be recognized at the time of distribution to the extent cash distributed (including a Unitholder’s share of cash held in the liquidating trust) exceeds the adjusted basis of the Unitholder’s limited liability company interest immediately before the distribution. However, any gain related to the sale of an unsold properties or any overall loss related to the disposition of an owner’s limited liability company interest will not be recognized until such properties is sold. Each Unitholder will take a federal income tax basis in its share of the unsold properties deemed received equal to the basis of such Unitholder’s limited liability company interests immediately prior to the distribution, reduced by any cash received (including the Unitholder’s share of the cash held in the liquidating trust). Upon the disposition of the unsold properties by the liquidating trust, each Unitholder will recognize gain or loss equal to the difference between the Unitholder’s basis in the property and the Unitholder’s allocable share of consideration paid for the property. Any gain recognized should be capital gain.
Liquidating Trust
     If we are not able to dispose of all of our assets within six months after the adoption of the plan of liquidation, or if it is otherwise advantageous or appropriate to do so, we may establish a liquidating trust to which we could distribute in kind our unsold assets. In any event, even if we dispose of all of our assets within such six-month period, it might be necessary to establish a liquidating trust to retain cash reserves beyond such six-month period to meet our contingent liabilities. Under the tax code, a trust will be treated as a liquidating trust if it is organized for the primary purpose of liquidating and distributing the assets transferred to it, and if its activities are all reasonably necessary to and consistent with the accomplishment of that purpose. However, if the liquidation is prolonged or if the liquidation purpose becomes so obscured by business activities that the declared purpose of the liquidation can be said to be lost or abandoned, it will no longer be considered a liquidating trust. Although neither the tax code nor the regulations thereunder provide any specific guidance as to the length of time a liquidating trust may last, the IRS guidelines for issuing rulings with respect to liquidating trust status call for a term not to exceed three years, which period may be extended to cover the collection of installment obligations. If we establish a liquidating trust, we intend to comply with such IRS guidelines.
     An entity classified as a liquidating trust may receive assets, including cash, from the liquidating entity without incurring any tax. Except as discussed below, a liquidating trust will be treated as a grantor trust, and accordingly will also not be subject to tax on any income or gain recognized by it. Instead, each beneficiary will be treated as the owner of its pro rata portion of each asset, including cash, received by and held by the liquidating trust. Accordingly, if the liquidation proposal is approved and if we ultimately employ a liquidating trust, each Unitholder would be treated as having received a liquidating distribution equal to its share of the amount of cash and the fair market value of any asset distributed to the liquidating trust and generally would recognize gain to the extent such value was greater than its basis in its units. It is possible, however, that Unitholders may not receive a distribution of cash or other assets with which to satisfy the resulting tax liability, or in the event that a Unitholder receives any such cash or assets, the Unitholder may not receive the cash or assets until the due date has passed for filing the Unitholder’s tax return for the taxable year in which the distribution to the liquidating trust occurs. Under those circumstances, a Unitholder would be required to pay tax on gain generated by the distribution of assets to the liquidating trust in the absence of, or prior to, distributions of cash or assets from the liquidating trust to the Unitholder. In addition, each Unitholder would be required to take into account in computing its own taxable income its pro rata share of each item of income, gain, deduction and loss of the liquidating trust.
     In addition, it is possible that the fair market value of the assets received by the liquidating trust, as estimated for purposes of determining a Unitholder’s gain at the time interests in the liquidating trust are distributed to the Unitholders, will exceed the cash or fair market value of property ultimately received by the liquidating trust upon its sale of the assets. In such case, the Unitholders may recognize a loss in a taxable year subsequent to the taxable year in which the gain was recognized, which loss may be limited under the tax code.
     Since Unitholders would be treated as owning their respective shares of the liquidating trust’s assets, they would be treated as directly engaging in the operations of the trust. As such, Unitholders that are tax-exempt entities may realize “unrelated business taxable income” with respect to the trust’s activities and Non-U.S. Unitholders may be considered to receive income that is “effectively connected” with a U.S. trade or business. A full discussion of the consequences to tax-exempt and Non-U.S. Unitholders of using a liquidating trust is beyond the scope of this document and any such Unitholder should consult its own tax advisor regarding the receipt and ownership of an interest in a liquidating trust.
     An individual Unitholder who itemizes deductions would be entitled to deduct its pro rata share of fees and expenses of the liquidating trust only to the extent that such amount, together with the Unitholder’s other miscellaneous deductions, exceeded 2% of its adjusted gross income. A Unitholder would also recognize taxable gain or loss when all or part of its pro rata portion of an asset is disposed of for an amount greater or less than its pro rata portion of the fair market value of such asset at the time it was transferred to the liquidating trust. Any such gain or loss would be capital gain or loss so long as the stockholder held its interest in the assets as a capital asset.
     If a liquidating trust fails to qualify as a grantor trust for federal income tax purposes, its treatment will depend upon, among other things, the reasons for its failure to so qualify. If the liquidating trust fails to qualify as a grantor trust because the liquidation is considered to have been unreasonably prolonged or the liquidation purpose has become so obscured by business activities that the declared purpose of liquidation is considered to have been lost or abandoned, then the liquidating trust will most likely be treated as a partnership. Partnership status, however, would require that the liquidating trust avoid being classified as a publicly traded partnership, which among other things may require that interests in the trust not be transferable. If the liquidating trust were classified as a publicly traded partnership, the liquidating trust itself would be subject to tax, and Unitholders could also be subject to tax upon the receipt of certain distributions from the liquidating trust. If the liquidating trust were classified as a partnership for federal income tax purposes, it is likely that the tax consequences to the Unitholders as a result of owning interests in the liquidating trust would not differ materially from the tax consequences to the Unitholders if the liquidating trust was classified as a grantor trust. If the liquidating trust were classified as a corporation, the liquidating trust itself would be subject to tax and Unitholders could also be subject to tax upon the receipt of certain distributions from the liquidating trust. If we determine to make use of a liquidating trust, it is anticipated that every effort will be made to ensure that the trust will be classified as a grantor trust for federal income tax purposes.
Selected Financial Data
     The selected financial data set forth below should be read in conjunction with the financial statements and notes thereto and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2010 which is incorporated by reference into this consent statement
Operating Data

	Years Ended December 31,
	2010 (f)	2009 (d)		2008(e)		2007		2006
Revenues	$2,846,000	$3,151,000		$3,514,000		$3,502,000		$2,809,000
(Loss) income from continuing operations	(1,693,000)	(965,000)		1,233,000		1,241,000		924,000
Income (loss) from discontinued operations	208,000 (c)	(1,176,000	)(c)	(1,741,000	)(c)	395,000	(b)	(50,000	)(b)

Net (loss) income	$(1,485,000)	$(2,141,000)		$(508,000)		$1,636,000		$874,000

Net (loss) income allocable to unit holders	$(1,337,000)	$(1,927,000)		$(457,000)		$1,472,000		$787,000
Basic and diluted (loss) income allocable to unit holders per weighted average unit:
(Loss) income from continuing operations	$(15.44)	$(8.76)		$11.13		$11.18		$8.31
Income from discontinued operations	$1.89	$(10.66)		$(15.73)		$3.55		$(0.45)
Basic and diluted weighted average units outstanding	98,713	99,218		99,618		99,930		100,000
Cash distributions per weighted average units outstanding (a)	$18.90	$24.99		$35.06		$25.02		$25.00

(a)	Excludes distributions paid to the managing member.

(b)	Income from discontinued operations related to Sky Harbor Business Park, which was sold on April 16, 2007 and Zenith Drive Centre, which was classified as held for sale during the first quarter of 2010.

(c)	Income from discontinued operations related to Zenith Drive Centre. In the first quarter of 2010, management committed to a plan to sell Zenith Drive Centre and classified the property as held for sale. All prior periods had been adjusted for comparability purposes.

(d)	2009 operating data have been adjusted to reflect the plan to sell Zenith Drive Centre where we had classified it as held for sale during the first quarter of 2010. In the third quarter of 2009, we recorded an additional impairment charge of approximately $1.2 million on Zenith Drive Centre. In the fourth quarter of 2009, we recorded an impairment charge of approximately $1.9 million on Shoemaker Industrial Park.

(e)	In the fourth quarter of 2008, we recorded an impairment charge of approximately $1.8 million on Zenith Drive Centre.

(f)	In the fourth quarter of 2010 we recorded an additional impairment charge of approximately $987,000 on Shoemaker Industrial Park. In the second and fourth quarter of 2010, we recorded impairment charges of approximately $560,000 and $546,000, respectively, related to Paramount Business Center.
Balance Sheet Data

	Years Ended December 31,
	2010	2009	2008	2007	2006
Total assets	$30,285,000	$29,239,000	$34,401,000	$38,830,000	$40,269,000

Total liabilities	$5,251,000	$698,000	$862,000	$943,000	$1,134,000

Members’ capital	$25,034,000	$28,541,000	$33,539,000	$37,887,000	$39,135,000

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS
     We have elected to “incorporate by reference” certain information into this consent statement. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this consent statement, except for information incorporated by reference that is superseded by information contained in this consent statement. The following documents filed with the SEC are incorporated by reference in this consent statement: Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC on March 17, 2011.

EXHIBIT A
CORNERSTONE REALTY FUND, LLC
PLAN OF LIQUIDATION AND DISSOLUTION
     1. Approval and Effectiveness of Plan. This Plan of Liquidation and Dissolution (this “Plan”) of Cornerstone Realty Fund, LLC a California limited liability company (the “Fund”), has been approved by Cornerstone Industrial Properties, LLC, the Fund’s managing member (the “Managing Member”), as being advisable and in the best interests of the Fund and the holders of its units of limited liability company interest (the “Unitholders”). The Managing Member has directed that the Plan be submitted to the Unitholders for approval. The Plan shall become effective upon approval of the Plan by the Unitholders in the manner and by the vote required by law and by the Fund’s operating agreement (the “Operating Agreement”). The date of the Unitholders’ approval is hereinafter referred to as the “Effective Date.”
     2. Voluntary Liquidation and Dissolution. On and after the Effective Date, the Fund shall voluntarily liquidate and dissolve in accordance with Section 331 of the Internal Revenue Code of 1986, as amended and in accordance with the California Beverly-Killea Limited Liability Company Act (the “Act”). Pursuant to the Plan, the Fund shall sell, convey, transfer and deliver or otherwise dispose of all of the assets of the Fund in one or more transactions and cause its subsidiaries to sell, convey transfer and deliver or otherwise dispose of all of the assets of such subsidiaries in one or more transactions, without further approval of the Unitholders.
     3. Sales of Other Assets.
     (a). The Fund is authorized to sell or to cause the subsidiaries of the Fund to sell any and all of their assets for cash, notes, redemption of equity, or such other assets as may be conveniently liquidated or distributed to the Unitholders; upon such terms as the Managing Member may deem advisable.
     (b). The Fund and the Fund’s subsidiaries shall not authorize or transfer assets pursuant to any sale agreement between the Fund and the Fund’s subsidiaries, on the one hand, and an affiliate of the Fund or the Managing Member, on the other hand.
     4. Payment of Creditors; Distributions to Unitholders. Subject to Section 8 hereof, Managing Member is authorized and directed to proceed promptly to: (i) collect its assets; (ii) dispose of such of its assets as are not to be distributed in kind to its Unitholders; (iii) pay or create a reserve fund for the payment of or otherwise adequately provide for all of the liabilities and obligations of the Fund and the Fund’s subsidiaries; (iv) pay all expenses incidental to this Plan, including all counsel fees, accountants’ fees, advisory fees and such other fees and taxes as are necessary to effectuate this Plan; (v) cause the Fund’s subsidiaries to distribute their remaining assets, either in cash or in kind, to the Fund, in one or more distributions in cancellation or redemption of its equity interests, in accordance with the terms and provisions of the governing documents for such subsidiaries; (vi) distribute all the remaining assets of the Fund, either in cash or in kind, to the Unitholders in cancellation or redemption of their Units in one or more distributions, in accordance with the terms and provisions of the Operating Agreement; and (vii) do every other act necessary or advisable to wind-up the affairs of the Fund (including, without limitation, the affairs of the Fund’s subsidiaries, dissolve the Fund’s subsidiaries and liquidate the Fund’s business and affairs. Upon the sale or other disposition of the assets of the Fund, and the payment of, or provision for, all of the liabilities and obligations of the Fund, the Fund will be deemed to have liquidated.
     5. Reserve Fund. The Fund is authorized, but not required, to establish or to cause its subsidiaries to establish, one or more reserve funds in a reasonable amount to be determined by the Managing Member within its discretion, to meet known liabilities and liquidating expenses and estimated, unascertained or contingent liabilities and expenses, if the Managing Member of the Fund deems such reserves desirable. Creation of a reserve fund may be accomplished by a recording in the Fund’s accounting ledgers of any accounting or bookkeeping entry which indicates the allocation of funds so set aside for payment. The Fund is also authorized, but not required, to create a reserve fund by placing cash or property in escrow with an escrow agent for a specified term together with payment instructions. Any undistributed amounts remaining in such an escrowed reserve fund at the end of its term shall be returned to the Fund or the liquidating trust referred to below, or such other successor in interest to the Fund as may then exist or, if no such entity is then in existence, shall be delivered to the abandoned property unit of the California State Controller’s office. The Fund may also create a reserve fund by any other reasonable means.
     6. Insurance Policies. The Fund is authorized, but not required, to procure for itself and/or to procure for its subsidiaries, as appropriate, one or more insurance policies in a reasonable amount to be determined by the Managing Member within its discretion, to cover unknown or unpaid liabilities and liquidating expenses and unascertained or contingent liabilities and expenses, if Managing Member of the Fund deems such insurance policies desirable.
     7. Certificate of Dissolution. The Managing Member of the Fund is authorized and directed, when appropriate, to file a certificate of dissolution with the Secretary of State of California (the “Secretary”) pursuant to Section 17356 of the Act and to take all other appropriate and necessary action to dissolve the Fund under California law. Prior to filing a certificate of dissolution, the Fund shall satisfy all other prerequisites to such filing under California law.
     8. Effect and Timing of Distributions. Upon the complete distribution of all assets of the Fund to the Unitholders (the “Final Distribution”), all such units of the Fund will be canceled and no longer deemed outstanding and all rights of the holders thereof as Unitholders of the Fund shall cease and terminate. The Fund shall use commercially reasonable efforts to cause the liquidation and dissolution of the Fund to occur and to make the Final Distribution to Unitholders no later than the second anniversary of the Effective Date.
     9. Final Distribution as Distribution in Kind of Liquidating Trust Beneficial Interests. In the event that (i) the Managing Member deems it necessary or advisable in order to enable the Fund to terminate its obligation to file quarterly reports and audited annual financial statements with the Securities and Exchange Commission (the “Commission”) or (iii) the Managing Member determine it is otherwise advantageous or appropriate to do so, the Managing Member may cause the Fund to make the Final Distribution as a distribution in kind of beneficial interests in a trust (the “Liquidating Trust”), at such time as they deem appropriate in their sole discretion, substantially as follows:
     (a) The Fund may create the Liquidating Trust under California statutory or common law and may transfer and assign and may cause the Fund’s subsidiaries to transfer and assign, to the Liquidating Trust all of the assets of the Fund and the Fund’s subsidiaries of every sort whatsoever, including their unsold properties, assets, claims, contingent claims and causes of action, subject to all of their unsatisfied debts, liabilities and expenses, known or unknown, contingent or otherwise. From and after the date of such transfer and assignment of assets (subject to liabilities) to the Liquidating Trust, the Fund and the Fund’s subsidiaries shall have no interest of any character in and to any such assets and all of such assets shall thereafter by held by the Liquidating Trust.
     (b) Simultaneously with such transfer and assignment, shares of common beneficial interest in the Liquidating Trust shall be deemed to be distributed to each Unitholder, all of whom shall automatically and without any need for notice or presentment be deemed to hold corresponding shares of common beneficial interest in the Liquidating Trust. Such deemed distribution of shares of common beneficial interest shall constitute the Final Distribution of all of the assets of the Fund to its Unitholders under Section 8 of this Plan.
     (c) The declaration of trust or other instrument governing the Liquidating Trust (the “Declaration of Trust”) shall provide among other things that, immediately following such transfer, assignment and distribution, each share of common beneficial interest in the Liquidating Trust shall have a claim upon the assets of the Liquidating Trust that is the substantial economic equivalent of the claims each unit had upon the combined assets of the Fund and the Fund’s subsidiaries immediately prior to the transfer, assignment and distribution.
     (d) The initial trustees of the Liquidating Trust shall be designated by the Managing Member of the Fund.
     (e) The Declaration of Trust shall also provide that the Liquidating Trust’s activities shall be limited to conserving, protecting and selling the assets transferred to it and distributing the proceeds therefrom, including holding such assets for the benefit of the holders of common beneficial interests in the Trust, temporarily investing such proceeds and collecting income therefrom, providing for the debts, liabilities and expenses of the Fund and the Fund’s subsidiaries, making liquidating distributions to the holders of shares of common beneficial interest in the Trust and taking other actions as may be deemed necessary or appropriate by the trustees to conserve and protect the assets of the Trust and provide for the orderly liquidation thereof.
     (f) The Declaration of Trust shall also provide: (i) that holders of at least a majority of the common shares of beneficial interest may require the trustees to call a special meeting of holders of common beneficial interest; (ii) that holders of a majority of the shares of common beneficial interest may vote to remove one or more trustees of the Liquidating Trust and elect successor trustees; and (iii) that holders of a majority of the shares of common beneficial interest may vote to amend the Declaration of Trust, consistent with this Plan, provided that no such amendment may adversely affect the rights of the holders of shares of common beneficial interests to receive their pro rata share of the property held by the Liquidating Trust at the time of final distribution.
     (g) In the discretion of the Managing Member, the Declaration of Trust may also provide: (i) that shares of common beneficial interest in the Liquidating Trust will not be transferable (except by will, intestate succession or operation of law); (ii) that beneficial interests in the Liquidating Trust will not be represented by certificates; (iii) that the Liquidating Trust will have a finite life and will terminate upon the earlier of the complete distribution of the trust corpus or a specified number of years from the date that the Fund’s assets were first transferred to it, subject to extensions of determinate duration; and (iv) that the Liquidating Trust may distribute annual financial statements, which need not be audited, to holders of its beneficial interests (which statements, if prepared and distributed, shall be filed under cover of Form 10-K under the Fund’s Commission file number to the extent the Liquidating Trust is eligible to do so) but need not prepare or distribute any quarterly financial statements.
     (h) The Liquidating Trust shall be of such type, and the Declaration of Trust shall be in such form and contain such terms, conditions and provisions (which shall be materially consistent with this Section 9) as the Managing Member may approve.
     (i) Approval of this Plan shall constitute the approval by the Unitholders of the transfer and assignment to the Liquidating Trust, the form and substance of the Declaration of Trust as approved by the Managing Member and the appointment of trustees selected by the Managing Member.
     10. Termination of Exchange Act Registration. Immediately prior to the transfer to the Liquidating Trust, or at such other time as the Managing Member considers appropriate, the Managing Member is authorized to cause the Fund to file a Form 15 (or take other appropriate action) to terminate the registration of its units under the Securities Exchange Act of 1934, as amended.
     11. Interpretation; General Authority. The Managing Member of the Fund and the trustees of the Liquidating Trust are hereby authorized to interpret the provisions of the Plan and are hereby authorized and directed to take such actions, to give such notices to creditors, Unitholders and governmental entities, to make such filings with governmental entities and to execute such agreements, conveyances, assignments, transfers, certificates and other documents, as may, in their judgment, be necessary or desirable in order to wind-up expeditiously the affairs of the Fund and complete the liquidation and dissolution thereof, including, without limitation: (i) the execution of any contracts, deeds, assignments or other instruments necessary or appropriate to sell or otherwise dispose of, any and all property of the Fund or the Fund’s subsidiaries or the Liquidating Trust, whether real or personal, tangible or intangible, (ii) the appointment of other persons to carry out any aspect of this Plan, and (iii) the temporary investment of funds in such medium as the Managing Member or such trustees may deem appropriate. The death, resignation or other disability of any trustee or officer of the Liquidating Trust shall not impair the authority of the surviving or remaining officers or trustees (or any persons appointed as substitutes therefor) to exercise any of the powers provided for in this Plan. Upon such death, resignation or other disability, the surviving or remaining officers or trustees shall have the authority to fill the vacancy or vacancies so created, but the failure to fill such vacancy or vacancies shall not impair the authority of the surviving or remaining officers or trustees to exercise any of the powers provided for in this Plan.
     12. Indemnification. The Fund shall reserve sufficient assets and/or obtain or maintain such insurance as shall be necessary or advisable to provide the continued indemnification of the agents of the Fund, and such other parties whom the Fund has agreed to indemnify, to the full extent provided by the Operating Agreement, any existing indemnification agreement and applicable law. At the discretion of the Managing Member, such insurance may include coverage for the periods after the dissolution of the Fund, including periods after the termination of any Liquidating Trust, and may included coverage for trustees, directors, officers, employees and agents of such Liquidating Trust.
     13. Governing Law. The validity, interpretation and performance of this Plan shall be controlled by and construed under the laws of the State of California.
     14. Abandonment of Plan of Liquidation; Amendment. Prior to approval of this Plan by Unitholders, the Special Committee of the Fund may withdraw and abandon this Plan for any reason. Following approval of this Plan by Unitholders, the Plan may not be abandoned by the Fund except in accordance with applicable law. Notwithstanding approval of the Plan by the Unitholders of the Fund, the Managing Member or the trustees of the Liquidating Trust shall have the right to modify or amend this Plan without further action by or approval of the Unitholders of the Fund to the extent permitted under then-current applicable law.

Cornerstone Realty Fund, LLC
1920 Main Street, Suite 400
Irvine, California 92614
CONSENT BY MEMBERS TO ACTION WITHOUT A SPECIAL MEETING
THIS CONSENT IS SOLICITED BY CORNERSTONE INDUSTRIAL PROPERTIES, LLC, THE MANAGING MEMBER, ON BEHALF OF CORNERSTONE REALTY FUND, LLC.
     The undersigned member of Cornerstone Realty Fund, LLC, a California limited liability company (the “Fund”), hereby consents to the following action without a meeting pursuant to Section 17104(i) of the Beverly-Killea Limited Liability Company Act and Section 3.12 of the Fund’s Operating Agreement with respect to all of the units of the Fund held by the undersigned:
1.	PLAN OF LIQUIDATION PROPOSAL:
RESOLVED, that the Plan of Liquidation in the form attached as Exhibit A to the Consent Statement be adopted and approved in all respects.

FOR☐	AGAINST☐	ABSTAIN☐
2.	ADJOURNMENT PROPOSAL:
RESOLVED, that the managing member is authorized to adjourn the proposal determination date, if necessary, to permit further solicitation of consents if there are not sufficient votes on the proposal determination date to approve Item 1.

FOR☐	AGAINST☐	ABSTAIN☐
IF THIS CONSENT IS SIGNED AND RETURNED BUT NO DIRECTION IS INDICATED, THIS CONSENT WILL BE VOTED “FOR” THE PLAN OF LIQUIDATION. AN ABSTENTION OR THE FAILURE TO TIMELY RETURN THIS CONSENT WILL HAVE THE EFFECT OF A VOTE “AGAINST” THE PROPOSED PLAN OF LIQUIDATION.
IMPORTANT — PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE, BUT NO LATER THAN [MAY 28], 2011.
Dated: __________________, 2011

Please print name of unitholder

Signature (and title, if applicable)

Signature, if held jointly
When units are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.